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                                                                    EXHIBIT 99.1

SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC. ANNOUNCES SALE OF ITS PUERTO RICO SUBSIDIARY FOR APPROXIMATELY $74 MILLION

- -- "THE SALE OF OUR PUERTO RICO SUBSIDIARY IS AN IMPORTANT MILESTONE IN OUR RESTRUCTURING EFFORT," SAYS BART BRODKIN, CEO. --

Vernon, California. May 6, 1996 - - Seven-Up/RC Bottling Company of Southern California, Inc. announced that it had entered into a definitive agreement to sell the stock of its wholly owned Puerto Rico subsidiary, Seven-Up/RC Bottling Company of Puerto Rico, Inc. to an investor group led by Center Street Capital Partners, L.P. and including certain members of the current management of Seven-Up/RC Puerto Rico. As a condition to the closing of the sale of its Puerto Rico subsidiary, Seven-Up/RC Southern California will also enter into a non-competition and consulting agreement with the Center Street group. The aggregate cash consideration for these transactions will be approximately $74 million. Consummation of the sale is subject to higher and better offers.

In addition to Seven-Up and Royal Crown, Seven-Up/RC Puerto Rico, headquartered in Bayamon, Puerto Rico, also currently manufactures and distributes soft-drink beverages including Snapple, Sunkist, Welch's, Perrier and Schweppes. For the fiscal year ending December 31, 1995, Seven-Up/RC Puerto Rico had net sales of $82.3 million. Seven-Up/RC Puerto Rico is the third largest distributor of soft drink beverages in Puerto Rico.

On November 9, 1995, Seven-Up/RC Southern California had announced that it had reached an agreement in principle on the terms of a restructuring of its 11.5% Senior Secured Notes due 1999 ($140 million principal amount) with an unofficial committee of holders of such notes (the "Bondholders Committee") and that the terms of the agreement required the sale of its Puerto Rico subsidiary. "The sale of our Puerto Rico subsidiary is
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an important milestone in our restructuring effort," said Bart Brodkin, CEO of
Seven-Up/RC Southern California. "We believe that providing our bondholders with what is expected to be approximately $50 million of net proceeds from the sale will go a long way toward allowing us to finalize our restructuring plan."

Center Street is a private equity investment fund based in Little Rock, Arkansas. Center Street is the only investment organization in the United States dedicated exclusively to the franchised dealer and wholesale distribution industries.

Seven-Up/RC Southern California is one of the largest independent manufacturers and distributors of beverage products in the United States. With headquarters in Vernon, California, Seven-Up/RC Southern California had consolidated sales of $397 million in the fiscal year ending December 31, 1995.

Inquiries should be directed to Edward Whiting of Whitman Heffernan Rhein & Co., financial advisor to Seven-Up/RC Southern California (213-267-6233).